                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CLINTRIALS RESEARCH INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            CLINTRIALS RESEARCH INC.
                           20 BURTON HILLS BOULEVARD
                                   SUITE 500
                           NASHVILLE, TENNESSEE 37215

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of ClinTrials Research Inc.:

     The Annual Meeting of Stockholders of ClinTrials Research Inc., a Delaware corporation (the "Company"), will be held at SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee, at 9:00 a.m. Central Daylight Time, on Monday, May 12, 1997 for the following purposes:

          (1) To elect five (5) directors, to hold office for the ensuing year or until their successors have been duly elected and qualified; and

          (2) To approve an amendment to the Company's Restated Certificate of Incorporation increasing the number of Common Stock shares authorized thereunder to 50,000,000; and

          (3) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

     The proxy statement and form of proxy accompanying this Notice are being mailed to stockholders on or about April 7, 1997. Only stockholders of record at the close of business on March 14, 1997 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                            By Order of the Board of Directors

                                            William C. O'Neil, Jr.
                                            Chairman of the Board, President
                                            and Chief Executive Officer

April 7, 1997

                            CLINTRIALS RESEARCH INC.
                           20 BURTON HILLS BOULEVARD
                                   SUITE 500
                           NASHVILLE, TENNESSEE 37215
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     This Proxy Statement and enclosed Proxy are being furnished to stockholders of ClinTrials Research Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at 9:00 a.m. Central Daylight Time on Monday, May 12, 1997 at SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee and at any adjournments or postponements thereof. The cost of soliciting proxies in the accompanying form will be borne by the Company. The persons named as proxies were selected by the Board of Directors of the Company and are executive officers of the Company.

     This Proxy Statement and enclosed Proxy were initially mailed or delivered to stockholders on or about April 7, 1997. The Company's Annual Report, including financial statements for the fiscal year ended December 31, 1996, is being concurrently mailed or delivered with this Proxy Statement to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be regarded as proxy soliciting material.

     The Company has fixed the close of business on March 14, 1997 as the record date for determining the holders of its common stock, $.01 par value (the "Common Stock") who will be entitled to notice of and to vote at the meeting. On that date, the Company had issued and outstanding 17,871,017 shares of Common Stock which are the only outstanding shares of capital stock of the Company. Holders of the Company's Common Stock are entitled to one vote for each share owned of record. A majority of shares entitled to vote constitutes a quorum. A share, once represented for any purpose at the meeting, is deemed present for purposes of determining a quorum for the meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the meeting.

     If properly executed and returned in time for the Annual Meeting, the enclosed Proxy will be voted in accordance with the choices specified thereon. Where a signed Proxy is returned, but no choice is specified, the shares will be voted "for" the election of each director nominee, "for" the amendment to the Charter, and in the discretion of the proxies on such other matters as may properly come before the meeting. Any stockholder who executes and returns a Proxy may revoke it in writing at any time before it is voted at the Annual Meeting by executing and delivering a later-dated proxy, or by appearing at the meeting and voting in person. Abstentions and broker non-votes will not be counted as affirmative votes on matters to be voted upon, but will be counted for purposes of determining the presence or absence of a quorum. They have no legal effect on the election of directors, which are elected by a plurality of votes. On matters requiring a majority vote for approval, abstentions have the effect of negative votes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company is authorized to issue 30,000,000 shares of Common Stock. As of December 31, 1996, there were 17,864,258 shares issued and outstanding.

     The following table sets forth as of December 31, 1996, information with respect to the beneficial ownership of the Company's outstanding Common Stock by
(i) each director of the Company, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as of a group, and (iv) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                                                      SHARES
                                                              BENEFICIALLY OWNED(1)
                                                              ----------------------
NAME AND ADDRESS                                                NUMBER      PERCENT
----------------                                              ----------    --------
Irwin B. Eskind, M.D.**.....................................   1,714,007       9.6%
  541 Jackson Blvd.
  Nashville, TN
Richard J. Eskind**.........................................   1,709,632       9.6
  104 Lynnwood Blvd.
  Nashville, TN
Herbert J. Schulman, M.D.***................................   1,355,745       7.6
  109 Westhampton Place
  Nashville, TN
William C. O'Neil, Jr.(2)**.................................   1,235,717       6.8
  20 Burton Hills Blvd.
  Suite 500
  Nashville, TN
AIM Management Group Inc.(3)................................   1,274,300       7.1
  11 Greenway Plaza
  Suite 1919
  Houston, TX 77046
American Century Companies, Inc.(3).........................   1,056,300       5.9
  4500 Main Street
  P.O. Box 418210
  Kansas City, MO 64141
Pilgrim Baxter & Associates, Ltd.(3)........................     930,250       5.2
  1255 Drummers Lane
  Suite 300
  Wayne, PA 19087
Thomas G. Cigarran**........................................     123,965         *
Edward G. Nelson(4)**.......................................      78,711         *
Albert J. Siemens(5)........................................      56,924         *
Paul J. Ottaviano(6)........................................      41,249         *
John W. Robbins(7)..........................................      25,313         *
Joseph J. Colatuno(8).......................................       9,000         *
All directors and executive officers as group (9
  persons)(9)...............................................   4,994,518      27.2%

---------------

  * Less than 1%
 ** Director
*** Dr. Schulman resigned as a director of the Company during 1996 and is not seeking nomination.

(1) Based on 17,864,258 shares of Common Stock outstanding. Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock which a beneficial owner has the right to acquire within 60 days of December 31, 1996 pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing percentage ownership of any other person.
(2) Includes 84,467 shares owned by Mr. O'Neil's wife. Mr. O'Neil disclaims beneficial ownership of these shares. Also includes 378,750 shares issuable upon the exercise of vested options.
(3) Share ownership data obtained solely from Schedule 13G filed as of December 31, 1996.
(4) Includes 3,000 shares owned by Mr. Nelson's wife. Mr. Nelson disclaims beneficial ownership of such shares. Also includes 65,964 shares held by Nelson Capital Corp. and certain of its affiliates, beneficial ownership of which Mr. Nelson disclaims. Mr. Nelson is the principal stockholder and president of Nelson Capital Corp.
(5) Includes 45,000 shares issuable upon the exercise of vested options.
(6) Includes 41,249 shares issuable upon the exercise of vested options.
(7) Includes 25,313 shares issuable upon the exercise of vested options. Mr. Robbins resigned his position effective February 21, 1997.
(8) Includes 9,000 shares issuable upon the exercise of vested options.
(9) Includes 499,312 shares issuable upon the exercise of vested options.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     All directors hold office until the next Annual Meeting of the Company's stockholders and until their successors are duly elected and qualified. The Company's executive officers are appointed annually by the Board of Directors and serve at the discretion of the Board.

     It is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees named herein to be directors of the Company until the next Annual Meeting and until their successors are elected and qualified, unless authority to vote is withheld.

     If any of the nominees should become unable to accept election or declines to serve, neither of which the Board anticipates, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named below and for substitute nominee(s) as the Board may designate, unless the Board has taken prior action to reduce its membership. The proxies will in no event be voted for a greater number of nominees than five.

     During 1996, the Board of Directors held twelve meetings. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which the individual director served. There are two committees of the Board of Directors which assist the Board in discharging its responsibilities. These committees, their members and functions are discussed below.

INFORMATION ABOUT NOMINEES FOR DIRECTORS

     William C. O'Neil, Jr., 62 years of age, founded the Company in September 1989 and has been the Chairman of the Board, President and Chief Executive Officer of the Company since its organization. He served as President and Chief Executive Officer of International Clinical Laboratories, Inc., a clinical laboratory testing company, from 1977 until it was acquired in 1988 by SmithKline Beckman Corporation. From January 1989 to May 1989, he served as President and Chief Executive Officer of Biotherapeutics, Inc. (now known as Response Oncology, Inc.) a cancer services company. Mr. O'Neil serves as a director of each of ATRIX Laboratories, Inc., a drug delivery company; Sigma Aldrich Chemical Company, a manufacturer of research chemicals; American Healthcorp, Inc., a specialty healthcare service company; Advocat Inc., a long-term care company; and Central Parking Corporation, a parking services company.

     Thomas G. Cigarran, 55 years of age, has served as a director of the Company since February 1992. From September 1981 through August 1988, Mr. Cigarran served as President and Chief Operating Officer of American Healthcorp, Inc. In September 1988, Mr. Cigarran became the Chairman, President and Chief Executive Officer of American Healthcorp, Inc.

     Irwin B. Eskind, M.D., 72 years of age, has been a director of the Company since February 1992. Dr. Eskind has been engaged in the private practice of internal medicine since 1954. Dr. Eskind is the brother of Richard J. Eskind, also a director of the Company.

     Richard J. Eskind, 66 years of age, has served as a director of the Company since February 1992. Mr. Eskind has served since October 1986 as Vice
President -- Investments of A.G. Edwards & Sons, Inc., a broker-dealer firm. Mr. Eskind is the brother of Irwin B. Eskind, M.D., also a director of the Company.

     Edward G. Nelson, 65 years of age, has been a director of the Company since November 1990. Mr. Nelson formed Nelson Capital Corp., a merchant banking firm, in 1984, and has served as the President and Chairman of the Board of such firm since its organization. Mr. Nelson serves as a director of Osborn Communications Company, an owner and operator of radio and television stations; Berlitz International, Inc., a language services company; Central Parking Corporation, a parking services company; and Advocat Inc., a long-term care company.

COMMITTEES OF THE BOARD OF DIRECTORS

     There are two committees of the Company's Board of Directors: the Compensation and Stock Option Committee and the Audit Committee. The Compensation and Stock Option Committee, which met once during 1996, is composed of Dr. Eskind and Mr. Nelson and is responsible for the approval of remuneration arrangements for executive officers of the Company, the review of the Company's compensation plans and the general review of the Company's employee compensation policies. The Audit Committee, which met once during 1996, is composed of Mr. Cigarran and Mr. Richard Eskind, and is responsible for the engagement of independent auditors, the review of audit fees, the supervision of matters relating to audit functions, the review and setting of internal policies and procedures regarding audit, accounting and other financial controls and the review of related party transactions.

COMPENSATION OF DIRECTORS

     Non-employee directors owning less than 5% of the Company's outstanding Common Stock (Mr. Nelson and Mr. Cigarran) are compensated $15,000 annually. Non-employee directors owning 5% or more of the company's outstanding Common Stock (Dr. Eskind and Mr. Eskind) receive no compensation.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon the Company's review of copies of the Section 16(a) forms furnished to the Company for the fiscal year ended December 31, 1996, the Company believes that, during such fiscal year, its executive officers, directors, and greater than 10% stockholders complied with applicable Section 16(a) filing requirements.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED NOMINEES TO THE BOARD OF DIRECTORS. THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST ON PROPOSAL 1, IN PERSON OR BY PROXY, IS NECESSARY FOR THE ELECTION OF THE NOMINEES NAMED HEREIN TO BE DIRECTORS OF THE COMPANY.

          PROPOSAL II:  INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

     On March 26, 1997, the Board of Directors unanimously approved and directed that the shareholders consider an amendment to Article Fourth of the Company's Restated Certificate of Incorporation. The Amendment to Article Fourth would increase the number of authorized shares of the Company's Common Stock from 30,000,000 to 50,000,000. To be adopted, this proposal requires the affirmative vote of the holders of a majority of the outstanding stock entitled to vote. If this proposal is approved by the stockholders at the Annual Meeting, the amendment to Article Fourth will become effective upon the filing of a Certificate with the Delaware Secretary of State, which filing is expected to take place shortly after the Annual Meeting. The Board of Directors believes that it is in the best interests of the Company and recommends that all of its stockholders vote to adopt this amendment.

     The rights of the holders of the Company's Common Stock under the Restated Certificate of Incorporation would remain unchanged. Article Fourth of the Restated Certificate of Incorporation, as amended by the proposed amendment is set forth below:

          FOURTH: Classes of Stock. The Corporation shall have two classes of stock: common stock, par value one cent ($0.01) ("Common Stock"); and preferred stock, par value one cent ($0.01) ("Preferred Stock"). The total number of shares of Common Stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, and the total number of shares of preferred stock which the Corporation shall have authority to issue is one million (1,000,000).

     As of December 31, 1996, there were 17,864,258 shares of Common Stock issued and outstanding. In addition, 559,887 shares of the Company's Common Stock remain reserved for issuance under the Company's 1989 Stock Option Plan. Accordingly, at December 31, 1996, a balance of 10,442,565 authorized shares of the Company's Common Stock were available for future use. As of December 31, 1996, there were no shares of Preferred Stock issued and outstanding.

     The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Company the necessary flexibility to issue Common Stock in connection with acquisitions, equity financings, stock dividends and splits, benefit plans, and for other general corporate purposes. Future issuances would be at the discretion of the Board of Directors without the expense and delay incidental to obtaining shareholder approval, except as may be required by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed. The Company's Common Stock is presently quoted on the Nasdaq Stock Market. Holders of Common Stock have no preemptive rights to subscribe to any additional securities of any class that the Company may issue.

     The authorized but unissued shares of Common Stock could be used by incumbent management to make more difficult a change in control of the Company. Under certain circumstances such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid.

     The amendment could also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Company's Common Stock, to acquire control of the Company with a view to imposing a merger, sale of all or any part of the Company's assets or a similar transaction that may or may not be in the best interest of all of the stockholders, because the issuance of the new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company. The amendment to the Charter is not being proposed in response to any effort known by management to acquire control of the Company. At the date of this Proxy Statement, the Company has no plans, arrangements, or understandings with respect to the issuance of the shares of Common Stock to be authorized. However, the Company regularly considers equity offerings and acquisitions involving the issuance of Common Stock.

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE THE AMENDMENT TO THE CHARTER. THE BOARD OF DIRECTORS RECOMMENDS A VOTE BY THE HOLDERS OF COMMON STOCK FOR THIS PROPOSAL.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers of the Company, other than Mr. O'Neil, whose information is set forth above.

NAME                                                 AGE                    POSITIONS
----                                                 ---                    ---------
Paul J. Ottaviano..................................  50    Executive Vice President -- Worldwide
                                                           Operations
Michael F. Ankcorn.................................  54    President, ClinTrials BioResearch Ltd.
Mary A. Chaput.....................................  47    Vice President and Chief Financial Officer
Joseph J. Colatuno.................................  45    Vice President and General Manager -- the
                                                             Americas
Barry B. Kanarek...................................  50    Vice President, Medical Operations -- the
                                                             Americas
Peter A. S. Motteram...............................  36    General Manager -- Europe
John W. Robbins....................................  47    Executive Vice President and Secretary
Albert J. Siemens..................................  53    Executive Vice President

     Paul J. Ottaviano was promoted to Executive Vice President -- Worldwide Operations in December 1995 after serving as Executive Vice President -- U.S. Operations since July 1992. From May 1989 until joining the Company in July 1992, he was President and Chief Executive Officer of National Psychopharmacology Laboratories, Inc., a specialty laboratory company. Mr. Ottaviano was Chief Operating Officer of Med Inc. (later ImageAmerica, Inc.), a medical imaging company, from April 1988 through May 1989. From July 1987 until April 1988, Mr. Ottaviano was the Vice President -- Operations and President-ICL East of International Clinical Laboratories, Inc. From January 1987 until July 1987, Mr. Ottaviano served as a Division President of International Clinical Laboratories, Inc.

     Michael F. Ankcorn has served as President of ClinTrials BioResearch Ltd. since its acquisition by the Company in August 1996. From 1979 to July 1996 Mr. Ankcorn served as President and Chief Executive Officer of Bio-Research Laboratories Ltd. From 1977 to 1979 he served as Assistant Vice President for the Canada Development Corporation.

     Mary A. Chaput joined the Company in December 1996 as Vice President and Chief Financial Officer. From October 1993 until its merger with PPD, Inc., in September 1996, Ms. Chaput served Pharmaco International, Inc., a division of Applied BioScience International, Inc., in a variety of senior financial assignments with responsibilities ranging from worldwide pre-clinical operations, including toxicology, analytical laboratories and Phase I, to European clinical development services. From January 1990 to September 1992 Ms. Chaput served General Electric Company in Rockville, MD and Schenectady, NY.

     Joseph J. Colatuno was promoted to Vice President, General Manager -- the Americas, in May 1996 after serving as General Manager -- North America since January 1994. Prior to joining the Company, Mr. Colatuno spent 20 years with the Upjohn Company.

     Barry B. Kanarek, M.D., Ph.D. joined the Company in February 1997 as Vice President, Medical Operations -- the Americas. From September 1991 to February 1997 Dr. Kanarek served Glaxo Wellcome, Inc. in the United States, most recently as Vice President, Group Medical Operations. He served as Senior Group Director in U.S. Medical Affairs for SmithKline Beecham from March 1990 to September 1991. From March 1989 to March 1990 Dr. Kanarek served as Senior Associate Director, Clinical Research for Wyeth Ayerst Laboratories.

     Peter A. S. Motteram has served as General Manager -- Europe since January 1996. From October 1989 to January 1995 he served in several positions concluding with Director, Business Development, Europe for Quintiles (UK) Ltd. Prior to October 1989 Mr. Motteram held other management positions in the research industry.

     John W. Robbins was promoted to Executive Vice President and Secretary in December 1996 after serving as Chief Financial Officer, Vice President and Secretary of the Company since November 1990. From June 1988 to October 1990, he was Chief Financial Officer for the southeast region of McCaw Cellular

Communications, Inc., a cellular communications company. Mr. Robbins resigned his position with the Company effective February 21, 1997.

     Albert J. Siemens, Ph.D. has served as Executive Vice President within the Business Development group of the Company since 1992 with additional responsibilities for international development. Dr. Siemens served as President of Clinical Research International, Inc., from 1986 through 1992. From 1983 to 1986 he was Vice President of Clinical Research for Family Health International, a non-profit research foundation. Prior to that time, Dr. Siemens was Associate Director of Clinical Research of Pfizer Inc.

EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation during fiscal years ended December 31, 1994, 1995 and 1996, for the Company's Chief Executive Officer and the persons who, during 1996, were the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                          ANNUAL COMPENSATION              ------------
                                ----------------------------------------    SECURITIES
                                                               OTHER        UNDERLYING
      NAME AND PRINCIPAL                                       ANNUAL      OPTIONS/SARS      ALL OTHER
           POSITION             YEAR    SALARY     BONUS    COMPENSATION      (#)(1)      COMPENSATION(3)
      ------------------        ----   --------   -------   ------------   ------------   ---------------
William C. O'Neil, Jr.          1996   $250,000   $50,000        $0                0          $14,291
  Chairman of the Board,        1995    230,000    35,000         0           15,000           14,059
  President, and Chief          1994    195,000         0         0                0           14,059
  Executive Officer
Paul J. Ottaviano               1996    220,000    30,000         0                0           12,135
  Executive Vice President --   1995    190,000    25,000         0           30,000           11,253
  Worldwide Operations          1994    170,000         0         0                0           11,419
Albert J. Siemens               1996    190,000    15,000         0                0           12,075
  Executive Vice President      1995    175,000    12,000         0           15,000           11,989
                                1994    165,000    10,000         0            7,500           12,162
Joseph J. Colatuno              1996    160,000    20,000         0            3,000           11,144
  Vice President and General    1995    144,000    15,000         0           12,000           10,549
  Manager -- the Americas       1994    132,000     2,000         0           15,000            2,595
John W. Robbins(2)              1996    145,000    20,000         0                0           11,246
  Executive Vice President      1995    130,000    15,000         0           26,250            9,626
  and Secretary                 1994    120,000    10,000         0           15,000            9,037

---------------

(1) Although the Company's existing Stock Option Plan permits the grant of stock appreciation rights, no such rights have been granted to date.
(2) Mr. Robbins resigned his position effective February 21, 1997.
(3) Amounts represent life insurance premium payments, profit sharing contributions at 5% of the participant's base salary and 401(k) plan Company matching contributions at 33% of participant's voluntary deduction. The amounts represented by each of those forms of compensation for 1996 are as follows:

                                                                           PROFIT           401(K)
                                                           INSURANCE       SHARING         MATCHING
                                                            PREMIUM     CONTRIBUTIONS    CONTRIBUTION
                                                           ---------    -------------    ------------
William C. O'Neil, Jr. ..................................   $3,656         $7,500           $3,135
Paul J. Ottaviano........................................    1,500          7,500            3,135
Albert J. Siemens........................................    1,440          7,500            3,135
Joseph J. Colatuno.......................................      509          7,500            3,135
John W. Robbins..........................................      861          7,250            3,135

     The table below provides certain information with respect to grants of stock options to the Named Executive Officers pursuant to the Company's 1989 Stock Option Plan during the year ended December 31, 1996.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                               ---------------------------------------------------------------     VALUE AT ASSUMED
                                               PERCENT OF                                           ANNUAL RATE OF
                                NUMBER OF        TOTAL                                               STOCK PRICE
                                SECURITIES    OPTIONS/SARS   EXERCISE     MARKET                   APPRECIATION FOR
                                UNDERLYING     GRANTED TO     OR BASE    PRICE ON                 OPTION TERM(2)(3)
                               OPTIONS/SARS   EMPLOYEES IN     PRICE     DATE OF    EXPIRATION   --------------------
NAME                            GRANTED(1)    FISCAL YEAR    ($/SHARE)    GRANT        DATE         5%         10%
----                           ------------   ------------   ---------   --------   ----------   --------   ---------
Joseph J. Colatuno...........     3,000           0.81%       $22.00      $22.00     7/24/06      $41,507    $105,187

---------------

(1) All options granted to the Named Executive Officer are exercisable in four equal annual installments beginning one year after the date of grant. The per share exercise price represents the fair market value of the Common Stock on the date of grant.
(2) Potential realizable value is calculated from a base stock price equal to the exercise price of the options granted.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF UNDERLYING           VALUE OF UNEXERCISED
                                 NUMBER OF                   UNEXERCISED SECURITIES              IN-THE-MONEY
                                SECURITIES                   OPTIONS/SARS AT FISCAL         OPTIONS/SARS AT FISCAL
                                UNDERLYING      VALUE               YEAR-END                    YEAR-END($)(1)
                               OPTIONS/SARS    REALIZED   ----------------------------   ----------------------------
NAME                           EXERCISED (#)     ($)      EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                           -------------   --------   -----------    -------------   -----------    -------------
William C. O'Neil, Jr. ......           0            0      378,750         11,250        8,436,875       110,625
Paul J. Ottaviano............      22,500      648,225       37,499         30,001          605,122       410,953
Albert J. Siemens............           0            0       41,250         15,000          778,745       201,718
Joseph J. Colatuno...........       2,625       63,625        7,875         19,500          106,937       222,468
John W. Robbins(2)...........      26,250      621,375       17,813         27,187          274,761       375,776

---------------
(1) This amount represents the aggregate of the number of options multiplied by the difference between $22.75, the fair market value of the Common Stock at December 31, 1996, and the exercise price for that option.
(2) Mr. Robbins resigned his position effective February 21, 1997.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. O'Neil, Ottaviano, Ankcorn, and Colatuno, Ms. Chaput, and Drs. Kanarek and Siemens.

     The employment agreement for Mr. O'Neil commenced on February 1, 1997 and ends on January 31, 1999. The employment agreements for Messrs. Ottaviano and Colatuno and Dr. Siemens commenced on

February 1, 1997 and end on January 31, 1998. The employment agreement for Ms. Chaput commenced on November 29, 1996 and ends on January 31, 1998. The employment agreement for Dr. Kanarek commenced on February 24, 1997 and ends on February 23, 1999. Each of the agreements are automatically renewed for additional and successive one year periods unless the Company provides 90 days' notice prior to any anniversary date to the individual employee of its intent not to renew the employment agreement. The annual base salary under the agreement for Mr. O'Neil is $275,000; for Mr. Ottaviano, $240,000; for Ms. Chaput, $150,000; for Mr. Colatuno, $190,000; for Dr. Kanarek, $245,000; and for Dr. Siemens, $195,000. These agreements provide for periodic increases in the base salaries at the discretion of the Board of Directors. The named individuals are entitled to benefits such as medical insurance, expense reimbursement, vacation and participation in the Company's 401(k) savings plan. The employment agreements contain a non-competition clause providing that during the term of employment, and for six months following the date of the expiration or termination of employment, each named individual may not, without the prior express written approval of the Board, directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas in which the Company does business. As consideration for this non-competition clause, the individual is entitled to a lump sum payment for his or her current annual base salary after termination by the Company other than for cause. If the Company fails to renew the agreement, the individual is entitled to a lump sum payment for six months of his or her then-current monthly base salary. In the event there is a "change in control" of the Company and the individual is terminated as a result, he or she is entitled to a lump sum payment for his or her then-current annual base salary and any Stock Options granted will be fully vested upon such change. If the individual terminates the employment agreement with 90 days' written notice to the Company, he or she is entitled to an amount equal to one month's base salary, and remains bound by the non-competition clause.

     The employment agreement for Mr. Ankcorn commenced on July 31, 1996 and ends on July 31, 2001. The agreement is automatically renewed for an additional five year period unless the Company provides six months notice prior to the fifth anniversary date to Mr. Ankcorn of its intent not to renew the employment agreement. The annual base salary under the agreement for Mr. Ankcorn is Canadian $220,000. The agreement provides for periodic increases in the base salary at the discretion of the Board of Directors. Mr. Ankcorn is entitled to the standard benefits offered at ClinTrials BioResearch. The employment agreement contains a non-competition clause providing that during the term of employment, and for thirty-six months following the date of the expiration of termination of employment, he may not carry on or be engaged in any endeavor in competition, in whole or in part, with the Company. As consideration for this non-competition clause or a "change in control" which results in his termination, he is entitled for a period of three years to his current annual base salary and bonus after termination by the Company other than for cause. If the Company fails to renew the agreement, he is entitled to a lump sum payment of his most recent annual base salary.

                         COMPENSATION COMMITTEE REPORT

     Recommendations on compensation for the Company's executive officers are made by the Compensation and Stock Option Committee (the "Committee") to the Company's Board of Directors. Each member of the Committee is a non-employee director. It is the responsibility of the Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its stockholders.

EXECUTIVE COMPENSATION POLICY

     The Committee believes that the primary objectives of the Company's executive compensation policy should be:

     - to attract and retain talented executives critical to both the short-term and long-term success of the Company by providing compensation that is highly competitive with compensation provided to executives of comparable position at companies in the Clinical Research Organization ("CRO") and related health services industries, while maintaining compensation levels that are consistent with the Company's financial objectives and operating performance; and

     - to reinforce strategic financial and operating performance objectives through the use of appropriate annual incentive programs; and

     - to create mutuality of interest between executive officers and stockholders by providing long-term incentive compensation.

     The Committee believes that the Company's executive compensation policy should be reviewed annually in relation to the Company's financial performance, annual budgeted financial goals and its position in the CRO industry. The compensation of individuals should then be reviewed annually by the Committee in light of its executive compensation policy for that year.

     The Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the level of experience and responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the Company. Such factors as leadership skills, analytical skills and organizational development are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee.

COMPENSATION OF EXECUTIVE OFFICERS

     The Committee believes that the compensation of executive officers should be comprised of base compensation, annual incentive compensation, and long-term incentive compensation, and has applied the policy to fiscal 1996 compensation for executive officers as described below.

     Base Compensation. The Committee's approach to base compensation for executive officers of the Company is to offer competitive salaries in comparison to local market, CRO industry, pharmaceutical industry and other related health service industry practices. In determining whether an increase in base compensation for the executive officers was appropriate for fiscal 1996, the Committee reviewed salary ranges recommended by management, consulted with the CEO, and took into account each executive's experience in business generally and with the Company specifically and what it viewed to be appropriate levels of base compensation after taking into consideration the contributions of each executive. The average base salaries for those executive officers which appear on the Summary Compensation Table, other than Mr. O'Neil, increased 11.8% in 1996 with specific increases ranging from 8.6% to 15.8%. The Committee believes its executives are compensated in the mid-range of comparable companies. Mr. O'Neil's increase in base salary is described below under "Compensation of Chief Executive Officer."

     Annual Incentive Programs. The Committee believes that incentive compensation for the executive officers of the Company should be primarily linked to operating performance. To achieve this goal, the Committee relies on cash bonuses. Cash bonuses are awarded to executive officers of the Company based primarily upon the actual earnings of the Company during the fiscal year compared to the earnings targets approved by the Board of Directors through the annual financial budget and subsequent financial projections.

     Long-Term Incentive Compensation. The Stock Option Plan is the only plan currently in place as a long-term compensation incentive for the Company's executive officers. There are two types of stock options available for grant: incentive stock options and non-qualified options. Incentive and non-qualified stock options are generally granted with an exercise price at not less than the fair market value of the underlying stock at the date of grant. To date there have been no grants of stock appreciation rights to the executive officers of the Company. Stock options are granted to executive officers by the Board of Directors of the Company based primarily upon the financial performance of the Company as compared to budgeted and projected earnings, as well as actual or potential contributions to the growth of the Company.

     Additionally, the Company has a 401(k) profit sharing plan in which all employees, including executive officers, have equal participation eligibility. The Committee annually establishes the Company matching portion of the 401(k) deposits made to employees' 401(k) accounts. The matching percentage is the same for executive officers and all employees. For 1996, the matching amount was 33% of the amount withheld by each participant, not to exceed the maximum contribution allowed under Section 415 of the Internal Revenue Code (the "Code") for a qualified plan. The profit sharing payments made by the Company to the executive officer's 401(k) and profit sharing account are a percentage of the officer's base pay determined annually by the Committee. The percentage is the same for executive officers and all employees and was 5% of base pay for fiscal 1996.

     Section 162(m) of the Code generally disallows a tax deduction to public companies for executive compensation in excess of $1 million. It is not anticipated that the Company will pay any of its executives compensation in excess of $1 million in 1997.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committee believes that compensation of the Chief Executive Officer is consistent with the policies concerning executive compensation and appropriately reflects the Company's financial objectives and operating performance. Awards of long-term incentive compensation of the Chief Executive Officer are considered concurrently with awards to other executive officers.

     In reviewing and approving Mr. O'Neil's fiscal 1996 compensation package, the Committee took into account the 35% increase in 1995 net revenues, income from operations of $5.5 million in 1995 versus income from operations of $3.5 million in 1994 and earnings per share of $0.26 in 1995 versus $0.16 in 1994. Mr. O'Neil's 1996 compensation package was subject to the same specific quantitative performance criteria as other executive officers of the Company. Mr. O'Neil received a $20,000 base compensation increase to $250,000 in 1996 from $230,000 in 1995, which the Committee determined on a subjective basis to be appropriate, considering market and competitive compensation levels and the continued improvement in the performance of the Company.

              Edward G. Nelson, Chairman
              Irwin B. Eskind, M.D.

                              COMPANY PERFORMANCE

     The following graph compares the total stockholder return of $100 invested on November 24, 1993 (the effective date of the Company's initial public offering) in (a) the Company, (b) the Center for Research in Security Prices ("CRSP") Index for Nasdaq Stock Market (U.S. Companies) ("Nasdaq U.S. Stock Index") and (c) the CRSP Index for Nasdaq Health Services Stocks ("Nasdaq Health Services Index"), assuming the reinvestment of all dividends.



                                    LEGEND


            CRSP TOTAL RETURNS INDEX FOR:         12/31/91     12/31/92     12/31/93     12/30/94     12/29/95     12/31/96
            ----------------------------          --------     --------     --------     --------     --------     --------
            ClinTrials Research Inc.                                        136.0        100.0        216.0        364.0
            Nasdaq Stock Market (US Companies)    77.2         89.9         103.2        100.8        142.6        175.4
            Nasdaq Health Services Stocks         89.1         92.3         106.4        114.2        145.1        145.3
            SIC 8000-8099 US & Foreign


NOTES:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighed daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D.  The index level for all series was set to $100.0 on 11/24/93.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Ernst & Young LLP has been selected by the Board of Directors to serve as the Company's independent public accountants for the fiscal year ending December 31, 1997. A representative of that firm will be present at the meeting and will have the opportunity to make a statement if he so desires and to respond to questions.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting must be received by the Company not later than January 12, 1998, for inclusion in its Proxy Statement and form of proxy relating to that meeting. Any such proposals, as well as any questions relating thereto, should be directed to Mary A. Chaput, Vice President and Chief Financial Officer, 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

                                 MISCELLANEOUS

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO MARY A. CHAPUT, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 20 BURTON HILLS BOULEVARD, SUITE 500, NASHVILLE, TENNESSEE 37215.

Date: April 7, 1997.